Exhibit 10.2

SEPARATION AGREEMENT, RELEASE AND COVENANT NOT TO SUE

This is a SEPARATION AGREEMENT, RELEASE AND COVENANT NOT TO SUE (this “Agreement”) dated as of September 29, 2010, between Joseph Nikolson, and his heirs, assigns, and any person claiming any interest in his employment or employment related compensation or benefits (collectively and individually referred to as “Employee”) and Bonds.com Group Inc., on behalf of itself, its parent, subsidiaries and affiliates, and each of their respective directors, officers, agents, attorneys, present and former employees, partners, shareholders, insurers, predecessors, successors, assigns, and representatives (collectively and individually referred to as “Company”).

Background

A.           Employee was employed by the Company.  The Company and the Employee were parties to an Employment Agreement dated July 7, 2009 (the “Prior Employment Agreement”).  The Company and the Employee have agreed to end their relationship on terms that are mutually agreeable.

B.           Employee and the Company agree that Employee’s separation from the Company is effective as of his last day of work, June 18, 2010 (the “Separation Date”).  The Employee acknowledges and agrees that he was paid his normal salary through the Separation Date, less all legally required deductions.

C.           The Company has already paid to Employee $15,457.12 of severance compensation, which shall be credited to the amounts to be paid under Section 2.

D.           The Company will provide Employee with financial benefits and other consideration in return for Employee’s execution of this Agreement and the release Employee is providing under this Agreement.  .

Accordingly, in consideration of the mutual promises set forth below, the Company and the Employee agree as follows:

1.            Recitals.  The parties agree that the above Recitals are true and correct and are incorporated into this Agreement by reference.

2.            Severance Compensation.

2.1.          The Company shall pay to Employee the total gross amount of $484,542.88 (less payroll deductions and required withholding) (“the Severance Compensation”), which equals $500,000 minus $15,457.12 previously paid (this does not include any default payment(s) for the month of July).  The Severance Compensation will be paid as follows until the aggregate Severance Compensation is paid in full:

(a)	prior to the completion of the Qualified Financing (as defined below) and/or the achievement of the First Revenue Target or Second Revenue Target (each as defined below), $4,167 semi-monthly;

(b)
upon the Company’s completion of its proposed equity capital financing in the amount at least $4,000,000 (the “Qualified Financing”), and prior to the achievement of the First Revenue Target or Second Revenue Target, such semi-monthly payment shall increase to $5,000 (which payment increase will begin on the first available payroll cycle following the deposit of all net proceeds of the Qualified Financing);

(c)
upon the Company’s achievement of consolidated aggregated pre-tax profit of at least $3,000,000 (based on the Company’s consolidated, audited or unaudited financing statements) (the “First Revenue Target”), and prior to the achievement of the Second Revenue Target, such semi-monthly payment shall increase to $10,416.66 (which payment increase will begin on the first available payroll cycle following the issuance of the applicable consolidated, audited annual financial statements); and

(d)
upon the Company’s achievement of consolidated aggregated pre-tax profit of at least $10,000,000 (based on the Company’s consolidated, audited or unaudited financing statements) (the “Second Revenue Target”), the entire unpaid portion of the Severance Compensation shall be paid in full in a single, lump-sum payment (which payment will be made on the first available payroll cycle following the issuance of the applicable consolidated, audited annual financial statements).

2.2.          Additionally, at such time as the Company pays (or is required to pay) the final installment of the Severance Compensation, the Company shall also pay Employee an additional $75,000.

2.3.          Payment of the Severance Compensation has already commenced and will continue in accordance with the foregoing Section 2.1.  All severance payments shall be made via direct deposit in accordance with the Company’s normal payroll cycle, as may be amended from time to time.  It is Employee’s obligation to keep the Company informed as to Employee’s direct deposit account information.

2.4.          The Company’s obligations under this Agreement, including without limitation the payment of the Severance Compensation and other amounts and benefits hereunder, are contingent upon there being no breach by Employee of the terms, provisions, covenants, representations, warranties and obligations under this Agreement and/or the restrictive covenants in Sections 7, 9, and 10 of the Prior Employment Agreement (provided however that such restrictive covenants shall run from Employee’s Separation Date (June 18, 2010)).  Specifically, in the event of any such breach, the Company shall not be obligated to perform its obligations hereunder, and

Employee shall be required to reimburse the Company in the full all amounts previously paid.

2.5.          In the event the Company is found by a court of competent jurisdiction to have breached any of its obligations under this Agreement (other than breach of the non-disparagement provision in Section 4.3 of this Agreement) and such court finds that the Employee has satisfied his notice and cure obligations set forth below, the Company shall pay Employee a lump sum of $100,000 allocated as liquidated damages plus the remaining balance of the Severance Compensation owed, Employee’s attorney’s fees and costs, and interest on each missed payment at the Florida statutory interest rate.  The Company shall not be in default of its obligation to pay any payment to Employee unless the Company fails, within thirty (30) days of its receipt of a Default Notice (as defined below), to cure such payment default.  For purposes of this Section, a “Default Notice” shall mean a written notice setting forth the amount of the claimed payment default and its due date, and such notice is given to the Company by Employee in the manner set forth in Section 18 of this Agreement.

3.           Return of All Company Property.  No later than two (2) days after signing this Agreement, Employee shall return to the Company all property of the Company in his possession or under his control, including but not limited to all Company records, files, equipment, supplies, keys, confidential or proprietary information, computers, parking and/or security passes, cellular telephone, Blackberry, and the like.  In addition, Employee shall return to the Company on a computer disk any electronically stored information that is the property of the Company, including but not limited to any data and files Employee has stored on his home or other computer or on a portable storage device; Employee shall also permanently and completely delete and remove such electronically stored information from wherever it is stored and provide written verification of doing so.

4.           Miscellaneous.

4.1.        Effective as of the Separation Date, Employee agrees that he shall have no authority to and shall not enter or attempt to enter into any agreements with third-parties on behalf of or purportedly on behalf of the Company.  Employee shall also not represent himself as being employed by or associated with the Company.

4.2.        If Employee is enrolled in the 401(k) plan at the time of separation and Employee has questions regarding his 401(k) plan, he is advised to contact the plan administrator, ADP Total Source or successor plan administrator as the case may be.  Employee is eligible to receive matched contributions per the Company plan through the Separation Date.

4.3.          Employee shall refrain from knowingly making any disparaging statements, written or oral, in any forum or media, regarding the Company or its executives, managers, directors, officers, employees, shareholders, affiliates, policies, products, processes, operations, or facilities.  Both parties agree that the damages to the Company that would result from a breach by Employee of this non-disparagement provision are not reasonably capable of measurement.  In the event that a Court finds Employee to have breached this non-disparagement provision after Employee executes this Agreement, the parties agree that the Court shall award the Company the minimum sum of $5,000.00 per occurrence as liquidated damages or whatever damages the Company proves in Court, whichever is greater.

4.4.          Michael Sanderson, Ted Knetzger and David Bensol (“the Company Executives”) shall refrain from knowingly making any disparaging statements, written or oral, in any forum or media, regarding Employee or his performance as an Employee of the Company; provided that, it shall not be considered a breach of this section for any of the Company Executives to make disparaging statements to each other about Employee and/or his performance in their capacity in operating the business.  Both parties agree that the damages to Employee that would result from a breach by the Company Executives of this non-disparagement provision are not reasonably capable of measurement.  In the event that a Court finds the Company Executives to have breached this non-disparagement provision after Employee executes this Agreement, the parties agree that the Court shall award Employee the minimum sum of $5,000.00 per occurrence as liquidated damages or whatever damages Employee proves in Court, whichever is greater.

4.5.          Employee further acknowledges that he is not aware of any unreported work related illness or injury that he has suffered that would entitle his to Workers’ Compensation benefits.

4.6.          In the event Employee’s testimony or court appearance is required concerning any litigation the Company is now or may be involved in, or, if in the Company’s opinion, his appearance or testimony would be beneficial to the Company’s position, Employee agrees to make himself reasonably available to the Company and its counsel.

4.7.          Employee agrees that he will preserve the confidentiality of this Agreement and not discuss or disclose its existence, substance, or contents to anyone except his attorney, his immediate family or as compelled or authorized by law; provided that such persons also maintain strict confidentiality as stated above, and any confidentiality breaches by such persons shall be considered breaches by the Employee.

4.8.          The parties will amend the Stock Option Agreement governing Employee’s non-statutory stock option granted to him on July 7, 2009, pursuant to and on the terms and conditions of an Amendment to Stock Option Agreement in the form of Exhibit A attached hereto (the “Current Option Amendment”), under which (a) any options that are not vested as of the date of this Agreement shall terminate, (b) any options that have vested as of the date of this Agreement shall remain fully vested and exercisable, and (c) such vested options will remain exercisable until their scheduled expiration date (July 7, 2019) without regard to the 90-day Termination Period set forth in the Notice of Non Statutory Stock Option Grant.

5.           Release and Covenant Not to Sue.

5.1.             Employee’s Release of Company.  Employee, for himself and his heirs, successors, and assigns, and anyone claiming by or through them (collectively, the “Releasing Parties”), irrevocably and unconditionally releases, waives, and forever discharges the Company, Bonds.com Holdings, Inc., Bonds.com Inc., each of their respective parents, subsidiaries and affiliates, and each of their and their respective parents’, subsidiaries’ and affiliates’ directors, officers, agents, attorneys, present and former employees, partners, investors, shareholders, insurers, predecessors, successors, assigns, and representatives, from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties have ever had or now have from the beginning of time through the date Employee executes this Agreement (collectively, the “Released Claims”).  Without limitation, the Released Claims include all claims arising out of, related to or connected with Employee’s employment, the termination of his employment, or the payment of wages, salary, or any other benefit Employee received or claims he should have received in connection with his employment; all claims related to any breaches of the Prior Employment Agreement up to the date of this Amendment; and all claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); the National Labor Relations Act (NLRA); the Occupational Safety and Health Act (OSHA); and any other federal or state whistle-blower statute or regulation; Chapter 760 of the Florida Civil Rights Act of 1992, as amended; any provision of Chapters 250, 440, 443, 447, 448, and 760 of Florida Statutes; the Florida General Labor Regulations, as amended; any law, rule or regulation of the State of New York, including but not limited to, the New York Human Rights Law; any other state law, rule or regulation of any other state; any local ordinance; workers' compensation statutes; unemployment compensation laws; and any other federal, state or local statute, rule, regulation or ordinance; any obligations under, arising out of, or related to the Prior Employment Agreement, any prior versions of this Agreement, or any other actual or quasi-contracts, including but not limited to, salary payments, bonus payments, vacation, sick, or other forms of employee leave or time off, benefits, stock, or stock options; common law claims, including but not limited to claims of intentional or negligent infliction of emotional distress, negligent hiring, retention, training or supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, breach of express or implied contract, promissory estoppel, negligence or wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Releasing Parties received or claim they should receive; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

5.2.       The Releasing Parties covenant not to sue any Released Party for any Released Claim.  The Releasing Parties warrant that they have not filed any complaint, claim or charge against a Released Party with any local, state or federal agency or court.  The Releasing Parties agree that, if any such agency or court assumes the prosecution or jurisdiction of any complaint or charge against a Released Party, the Releasing Parties will immediately dismiss the complaint or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter, and the Releasing Parties will not support the effort of anyone else or any entity that might file an action against a Released Party.  In the event the Releasing Parties fail or refuse to undertake these obligations, the Releasing Parties agree that this Agreement shall operate to effectuate his/their dismissal or withdrawal of such complaint, charge or claim and that the Releasing Parties will forward to the Released Party any monies the Releasing Parties receive from such complaint, charge or claim.

5.3.       The Releasing Parties have not assigned or otherwise transferred any interest in any Released Claim.  The Releasing Parties shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Released Claim.

5.4.       If any provision of this release is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, the provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope.

5.5.            Company’s Release of Employee.  The Company, for itself and for its successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges Employee from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that the Releasing Parties have ever had or now have from the beginning of time through the date the Company executes this Agreement; provided however that such release does not include any claims related to or arising out of any covenants contained in this Agreement or the restrictive covenants in Sections 7, 9, and 10 of the Prior Employment Agreement.  For purposes of this Section 5.5, Sections 5.2, 5.3, and 5.4 apply with equal force and effect to Employee and the Company.

6.           Review of this Agreement.

6.1.       Employee acknowledges that he has read each section of this Agreement, that the Agreement is written in a manner calculated to be understood by him, and that Employee in fact understands his rights and obligations under it, including the fact that he is waiving and releasing his rights to sue the Company pursuant to Section 5 of this Agreement.

6.2.       Employee acknowledges that the money being paid pursuant to this Agreement and any other consideration is in excess of all monies or anything else of value owed to him.

6.3.       Employee acknowledges and agrees that he is advised by the Company to obtain, and has had the opportunity to obtain, advice of legal counsel and tax advisors of his choosing with respect to the terms and provisions of this Agreement, the compensation and benefits to be received by him hereunder and the tax consequences thereof to him.

7.           Governing Law; Venue; Dispute Resolution.  This Agreement has been delivered in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida.  Any action based upon or arising out of this Agreement shall lie exclusively in the federal or state courts located in New York County, New York.  Employee does not agree to waive any right to have any issue resolved by a jury and cede to the Court all matters of law and fact for resolution.  This Agreement shall not be construed to waive any right of removal that may apply to any action filed in any court by either Party.

8.           Entire Agreement; Modification.

8.1.           Employee acknowledges, agrees, and understands that the restrictive covenants in Sections 7, 9, and 10 of the Prior Employment Agreement survive, continue in full force and effect and remain applicable and enforceable and that nothing contained in this Agreement shall be interpreted to make these previous agreements void; provided however that such restrictive covenants shall run from Employee’s Separation Date (June 18, 2010).

8.2.           With the exception of the Sections 7, 9, and 10 of the Prior Employment Agreement (as referenced above) (which Sections remain in full force and effect, and are not nullified, replaced or modified by this Agreement), (a) the Prior Employment Agreement is hereby terminated and of no further force or effect, and (b) this Agreement represents the entire agreement of the parties with respect to the subject matters addressed herein and may not be modified or amended except upon a written agreement signed by both parties.

9.           No Fraud.  The parties agree that no inducements, statements or representations have been made that are not set forth in this Agreement and that they did not rely on any inducements, statements or representations not set forth herein.

10.           Binding Effect.  This Agreement shall be binding upon the parties and their respective heirs, devisees, legal representatives, personal representatives, successors, and assigns.

11.           Counterparts and Originals.  The parties may execute this Agreement in counterparts.  Each executed counterpart shall be deemed an original, and all of them together shall constitute one document.

12.           Successors and Assigns.  This Agreement is not assignable by any party without the prior written consent of the other parties, and any attempted assignment without the prior written consent of the other parties shall be invalid and unenforceable against the other parties.  This Agreement is binding upon, and inures to the benefit of, the respective heirs, authorized assignees, successors and personal representatives of the parties.

13.           Titles and Headings.  The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

14.           Severability.  If any term or provision of this Agreement is determined to be illegal or unenforceable, to the extent possible, such term or provision shall be severed from this Agreement and all other terms and provisions shall be remain in full force and effect.

15.           Gender and Number.  As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each include the others whenever the context so requires.

16.           Interpretation.  The language used in this Agreement shall not be construed in favor of or against any of the parties, but shall be construed as if all parties participated jointly in the preparation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

17.           Legal Fees and Costs.  In any litigation that arises from this Agreement, the prevailing party (or parties) may recover its legal fees and costs from the non-prevailing party (or parties).

18.           Notices.  Except as otherwise specified in this Agreement, every demand, notice, consent, or approval required or permitted to be given by a party under this Agreement will be valid only if it is (a) in writing, (b) delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and (c) addressed by the sender to the intended recipient as follows:

If to the Company, to:

Bonds.com Group, Inc.
529 5th Avenue, 8th Floor
New York, New York 10017
Fax: (212) 946-3999
Attention: Chief Executive Officer

If to Employee, to Employee’s last known address on Company’s personal records or to such other name or address as any designated recipient shall specify by notice to the other designated recipients in the manner specified in the Employment Agreement.

Or such other address as the intended recipient may designate by written notice given to every other party to this Agreement in the manner provided in this Section.  Each party to this Agreement shall promptly notify every other party of any change in its mailing address.

19.           Tax Considerations. The Company and the Employee make no representations of any character regarding the character of the Severance Compensation or any of its components for purposes of local, state or federal tax purposes, including income tax.  Each party to this Agreement is responsible for his/its own tax obligations.

20.           Withholding.  The Company shall have the right to deduct from any payment made under this Agreement any amount deemed necessary by the Company in order to permit the Company to satisfy its past, present or future obligations for any federal, state or local income, employment or other tax withholding or other customary withholding with respect to the amounts payable under this Agreement.

21.           Necessary Action.  At all times after the execution of this Agreement, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby.

22.           Attorney’s Fees Reimbursement.  The Company shall reimburse Employee all reasonable legal fees Employee has paid with respect to the negotiation and preparation of this Agreement and his separation from employment with the Company up to a maximum of $5,000.00 and contingent upon Employee’s submitting written documentation of invoicing. At the Employee’s discretion, the Company will pay the Employee or his counsel directly (based sufficient to prove that Employee has paid such fees to his legal counsel).  The Company shall pay such fees by check made payable to Joseph Nikolson or ‘named’ legal counsel within fifteen (15) days of the Company’s receipt of such supporting documentation.

23.           Payment Obligations.  The parties acknowledge and agree that only Bonds.com Group, Inc., its parent, subsidiaries and affiliates (except Bonds.com, Inc.) have any payment obligations under Sections 2, 4.8, and 22 of this Agreement.

PLEASE READ CAREFULLY.  THIS GENERAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

Executed this 29th day of September, 2010.

/s/ Joseph Nikolson
WITNESS	Joseph Nikolson

Executed this 29th day of September, 2010.

Bonds.com Group, Inc.

	By:	/s/ Michael O. Sanderson
WITNESS	Title:	CEO